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                                  EXHIBIT 5(b)

                                November 8, 1996





Homeplex Mortgage Investments Corporation
5333 North Seventh Street, Suite 219
Phoenix, Arizona  85014


         Re: Merger and Reorganization of Homeplex Mortgage Investments Corporation, Monterey Homes Construction II, Inc., and Monterey Homes Arizona II, Inc.

Ladies and Gentlemen:

         You have requested our opinion on certain federal income tax consequences of the mergers of two separate Arizona corporations, Monterey Homes Construction II, Inc. ("MHC II") and Monterey Homes Arizona II, Inc. ("MHA II," together with MHC II individually a "Monterey Company" and collectively either the "Monterey Companies" or "Monterey") with and into Homeplex Mortgage Investments Corporation, a Maryland corporation ("Homeplex").

FACTS

         In connection with rendering this opinion, you have asked us to rely on the following facts. Homeplex is a publicly held entity whose shares of common stock trade on the New York Stock Exchange. Homeplex qualified as a real estate investment trust ("REIT") under Section 856 of the Internal Revenue Code of 1986, as amended (the "Code") and had a valid, binding election in effect to be taxed as a REIT for all of its tax years through and including the year ending December 31, 1995. Homeplex's status as a REIT will terminate retroactively to January 1, 1996, and Homeplex will file a federal income tax return for 1996 as a regular C corporation. Homeplex has net operating loss carryovers for federal income tax purposes that it is entitled to deduct in its current taxable year without limitation (the "NOL Carryovers"). The authorized capitalization of Homeplex consists of a single class of common stock $.01 par value (the "HPX Common Stock"), of which 9,716,517 shares are outstanding. In addition, Homeplex has issued to Homeplex employees options to purchase a total of 285,769 shares of HPX Common Stock and dividend equivalent rights ("DERs") that currently would result in the issuance of a total of 159,408 shares of HPX Common Stock. 306,723 of these options and DERs have been issued to Alan D. Hamberlin and 138,454 of these options and DERs have been issued to six other employees. In addition, Alan D. Hamberlin will be issued additional options to purchase another 750,000 shares of HPX Common Stock if approved by the shareholders in a vote to be taken at the same time the Mergers are submitted to the shareholders for approval. All of these options and DERs were, or will be, issued on or after November 5, 1992 as part of the option holder's





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compensation for performing services for Homeplex as an employee, are not transferable, and are not and will not be traded on any established securities market.

         The transaction will take place pursuant to that certain written Agreement and Plan of Reorganization entered into by and among Homeplex, the Monterey Companies, and the shareholders of the Monterey Companies, William W. Cleverly and Steven J. Hilton, dated as of September 13, 1996 (the "Plan of Reorganization"). Prior to execution of the Plan of Reorganization, the Monterey Companies paid a cash dividend to their shareholders of $9,500,000. Pursuant to the Plan of Reorganization, each Monterey Company will be merged with and into Homeplex (each, a "Merger," and collectively, the "Mergers") and the shareholders of the Monterey Companies will exchange their common stock in the Monterey Companies for a number of shares of HPX Common Stock determined pursuant to formulas in the Plan of Reorganization and defined in the Plan of Reorganization as the Merger Consideration Per Share and the Contingent Stock. You have asked us to assume that the total number of shares of HPX Common Stock to be issued in the Mergers will not exceed 3,900,000 shares plus 800,000 shares of Contingent Stock, and that the portions of the total HPX Common Stock being issued with respect to MHC II and MHA II, respectively, is in the same proportion as the portions of the $9,500,000 dividend paid by MHC II and MHA II, respectively. In addition, Homeplex will issue options for the purchase of 500,000 shares of HPX Common Stock to each of William W. Cleverly and Steven J. Hilton (options for 1,000,000 shares total) in connection with their employment by Homeplex after the Mergers (the "Compensatory Options"). Upon the closing of the Mergers and the issuance of all Contingent Stock required to be issued, Homeplex will have outstanding no more than 14,416,517 shares of HPX Common Stock, and options and DERs to acquire a total of no more than 2,195,177 shares of HPX Common Stock (the "Options").

         The Compensatory Options will be issued as part of the option holders' compensation for providing services to Homeplex as an employee, are not transferable, are not and will not be traded on any established securities market, will be exercisable ratably in equal annual increments, shall expire after five years, and are subject to early termination and forfeiture if the optionee's employment with Homeplex terminates under certain circumstances.

DOCUMENTATION

         In rendering this opinion, we have examined executed originals, counterparts or copies of the Plan of Reorganization and each of the other documents and agreements specifically referenced therein as we have considered necessary or appropriate. In addition, we have examined and relied upon copies of the Forms 10-K that have been filed by Homeplex with the Securities and Exchange Commission and copies of the Schedules 13D filed with respect to Homeplex with the Securities and Exchange Commission through the date one day before the date of this opinion. We also have examined and relied upon originals or copies of such records, certificates, representation letters and other documents and instruments as we have considered





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necessary or appropriate for enabling us to express the opinions herein set forth (including certificates representing factual matters we received from Homeplex and Monterey). In all such examinations, we have assumed the authenticity and completeness of all documents submitted to us as originals and the conformity to originals and completeness of all documents submitted to us as photostatic, conformed, notarized, or certified copies. Where documents contain factual representations, we have assumed that the representations are true, correct and complete.

ASSUMPTIONS

         In rendering this opinion, we are also relying upon the following assumptions (some of which have been represented to us in writing):

         (a) There is no plan or intention on the part of the shareholders of Monterey to sell, exchange, or otherwise dispose of the shares of HPX Common Stock to be received by them in the Mergers.

         (b) Following the Mergers, Homeplex will continue the historic business of each Monterey Company or use a significant portion of each Monterey Company's historic business assets in a business.

         (c) Homeplex has no plan or intention to sell or otherwise dispose of any of the assets of the Monterey Companies acquired in the Mergers except for dispositions made in the ordinary course of business.

         (d) At the time of the Mergers, the HPX Common Stock and the Options will be the only stock or other debt or equity security of Homeplex issued and outstanding (other than debt securities outstanding prior to the Mergers which are disclosed in Homeplex's published financial statements).

         (e) Excluding the persons whose ownership of shares of beneficial interest in Homeplex is reported on a Schedule 13D or 13G (or similar schedule) filed with the Securities and Exchange Commission through the date one day before the date of this opinion ("SEC Schedules"), and excluding William W. Cleverly and Steven J. Hilton, no individual or entity (as defined in the Treasury Regulations (the "Tax Regulations") promulgated under Section 382 of the Code, hereinafter "Entity") owns, or will own as of the time of the Mergers, five percent or more of the HPX Common Stock. No individual or Entity who owns five percent or more of the HPX Common Stock has increased or decreased the number of shares of HPX Common Stock it owns beyond the number reported in the SEC Schedules, nor does, or will as of the time of the Mergers, any person have any immediate or contingent right to acquire any of the shares of HPX Common Stock owned, or any of the HPX Common Stock to be received in the Mergers, by any such individual or Entity or by William W. Cleverly or Steven
J. Hilton pursuant to a purchase





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agreement, option, pledge, security agreement or any other type of instrument, other than pursuant to an option, pledge and/or security agreement in a typical lending transaction subject to customary commercial conditions which is described in section 1.382-4(d)(7)(ii) of the Tax Regulations. No ownership interest in shares of HPX Common Stock or Options has been, or will be as of the time of the Mergers, structured by any individual or Entity with a direct or indirect ownership interest in HPX Common Stock or Options to avoid treating an individual or Entity as a "5-percent shareholder" of Homeplex within the meaning of the Tax Regulations, or to permit Homeplex to rely on the presumption provided in section 1.382-2T(g)(5)(i)(B) of the Tax Regulations, for a principal purpose of circumventing the limitation of Section 382 of the Code. No group of persons whose combined ownership of HPX Common Stock (determined both before and after the exercise of any Options owned by any person in such group) equals or exceeds 5% of the outstanding HPX Common Stock has made a coordinated acquisition of shares of HPX Common Stock or Options pursuant to a formal or informal understanding among such group of persons.

         (f) The shareholders of Monterey, and each individual or Entity to whom stock owned by such shareholders may be directly or indirectly attributed pursuant to Section 382 of the Code or the Tax Regulations, do not own, and immediately before the Mergers will not own, any shares of HPX Common Stock other than 10,000 shares owned by William W. Cleverly (defined as the "Cleverly Stock"). As of the time of the Mergers, the HPX Common Stock to be acquired by the Monterey shareholders in the Mergers and the Cleverly Stock will be (i) the only HPX Common Stock owned by such shareholders, (ii) the only HPX Common Stock whose ownership can be attributed to such shareholders pursuant to Section 382 of the Code or the Tax Regulations, and (iii) the only HPX Common Stock whose ownership can be attributed (pursuant to Section 382 of the Code or the Tax Regulations) to each individual or Entity to whom stock owned by such shareholders may be directly or indirectly attributed pursuant to Section 382 of the Code or the Tax Regulations.

         (g) (i) Each transaction contemplated by the Plan of Reorganization will be closed in accordance with its terms without modification or waiver; (ii) the Plan of Reorganization and the documents and agreements referenced therein constitute the only documents containing the substantive terms of such transactions; (iii) all of the representations and warranties contained in the Plan of Reorganization are true, correct and complete; (iv) all of the covenants and conditions to closing contained in the Plan of Reorganization will be strictly complied with and will not be waived in whole or in part; and (v) the Plan of Reorganization has been duly authorized, executed and delivered by all the parties thereto and is a valid and legally enforceable obligation of each of the parties thereto.

OPINION

         Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that for U.S. federal income tax purposes:





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         (1)     Each Merger will constitute a reorganization within the
meaning of Section 368(a) of the Code.

         (2) There has not been an "ownership change" of Homeplex within the meaning of Section 382 of the Code prior to the date of this opinion.

         (3) The issuance of HPX Common Stock to the Monterey shareholders in the Mergers and the issuance of the Compensatory Options will not result in an "ownership change" of Homeplex within the meaning of Section 382 of the Code.

         The foregoing opinions are subject to the following qualifications and limitations:

         (a) This opinion is based upon present federal income tax law, including relevant statutes, regulations, and interpretations thereof by the Internal Revenue Service and relevant courts, all of which are subject to change.

         (b) This opinion letter is solely for the information and benefit of the addressees hereof and is not to be quoted, referred to, or relied on in whole or in part by any other person without our prior written consent. This opinion may be filed as an exhibit to the Registration Statement (Form S-4) of Homeplex. We also consent to the reference to this firm as having passed on certain federal income tax consequences of the Merger under the caption "Certain Federal Income Tax Consequences" in such Registration Statement. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

         (c) This opinion letter is limited to the matters expressly stated herein as of the date hereof. We express no opinion as to the tax treatment of the Monterey shareholders. We disavow any obligation to update this opinion letter or advise you of any changes in our opinions in the event of changes in applicable law or facts becoming effective after the date hereof or of any additional or newly discovered information that is brought to our attention.

                                        Very truly yours,



                                        HUGHES & LUCE, L.L.P.